Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kelly Lang

(503) 992-4077

Merix Corporation Announces Receipt of NASDAQ Deficiency Notice

PORTLAND, OR, February 16, 2007—Merix Corporation (NASDAQ: MERX) (the “Company”) today announced that it has received a NASDAQ Staff Deficiency Letter on February 12, 2007 stating that Merix fails to comply with the requirements for continued listing because it no longer satisfies the audit committee requirements set forth in NASDAQ Marketplace Rule 4350. That Rule requires a listed issuer to have an Audit Committee consisting of at least three directors who meet the Rule’s independence and financial sophistication standards. William C. McCormick resigned from the Audit Committee when he was elected President and Interim Chief Executive Officer on January 9, 2007, leaving the Audit Committee with only two members. Merix has until the date of its next annual shareholders’ meeting to comply with the requirements of the NASDAQ Marketplace Rule and expects to appoint a current member to fill the vacancy created by Mr. McCormick’s resignation from the Audit Committee.

About Merix:

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com